EXHIBIT 10.2

GREAT ROCK DEVELOPMENT CORPORATION

MINUTES of a Meeting of the Board of Directors of Great Rock Development Corporation held via teleconference, with Mr. Danny Wong in Oakville Canada and Dr. Luc Duchesne in Ottawa, starting 14:30 PM eastern standard time, on the 19th of April, 2013.

Present:

Danny Wong and Dr. Luc C. Duchesne, being a quorum of the members of the board of directors

The Directors waived notice of the Meeting:

Chairman & Secretary:

Dr. Duchesne took the Chair and Mr. Wong accepted the invitation to act as Secretary and record the Minutes of the Meeting.

The Chairman stated that the Meeting was called to discuss the acquisition of rare earth mineral rights for The Byers Book and Shatter Lake Claims of Colchester County in Nova Scotia from NSU Resources Inc in exchange for 2 M restricted shares (Rule 144) of Great Rock Development Corporation. Said shares to remain restricted for a period of 2 years.

Dr Duchesne reported a conflict of interest as he is currently a beneficiary owner of shares of NSU Resources Inc.

RESOLVED, that the board of Directors hereby accepts the purchase of the Byers Brook and Shatter Lake mineral rights from NSU Resources Inc.

Date: April 29th, 2013	Great Rock Development Corporation
	By	/s/ Danny Wong
Name: Danny Wong

Abstains from voting

Luc C Duchesne

Director

Termination of Meeting:

There being no further business to discuss, the meeting was terminated.